                                                                    EXHIBIT 5.01



December 30, 1996

Campbell & Company, Inc.
Court Towers Building
210 West Pennsylvania Avenue
Baltimore, Maryland  21204

Dear Sir:

We have acted as your counsel in connection with the preparation of the Registration Statement on Form S-1, filed with the Securities and Exchange Commission ("SEC") on December 31, 1996 (the "registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of $100,000,000 of Limited Partnership Units ("Units") in Campbell Strategic Allocation Fund, L.P., a Delaware limited partnership (the "Partnership").

Based upon our familiarity with the Partnership, we are of the opinion that the Units to be offered for sale as described in the Registration Statement, when sold in the manner and under the conditions set forth therein, will be legally issued and fully paid and non-assessable. We are also of the opinion that purchasers of the Units will become limited partners in the Partnership and that their liability for the losses and obligations of the Partnership will be limited to the extent provided by the Delaware Revised Uniform Limited Partnership Act and the Limited Partnership Agreement of the Partnership.

We consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement, and to the statements regarding us and to the use of our name in the Prospectus. In giving our consent, we do not admit that we are "experts" within the meaning of Section 11 of the 1933 Act, or within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

FOLEY & LARNDER